As filed with the Securities and Exchange Commission on December 21, 2009
No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	56-2408571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4400 Carillon Point
Kirkland,Washington 98033
(425) 216-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Broady R. Hodder
Senior Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland,Washington 98033
(425) 216-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate Offering	Registration
Securities to be Registered(1)	Registered	Offering Price	Price	Fee
Class A Common Stock, par value $0.0001 per share	93,903,300(2)	$7.33	$688,311,189.00(3)	$49,076.59
Rights to purchase Class A Common Stock, par value $0.0001 per share	216,566,652	(4)	(4)	(4)

(1)	This registration statement relates to (a) subscription rights to purchase Class A Common Stock of Clearwire Corporation, or the Company, which subscription rights will be issued to holders of Class A Common Stock of the Company and (b) the shares of Class A Common Stock deliverable upon the exercise of the subscription rights pursuant to the rights offering.

(2)	This amount is based on the maximum number of shares of Class A Common Stock of the Company issuable pursuant to the subscription rights.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of subscription rights that may be issued.

(4)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby.

PROSPECTUS

Clearwire Corporation

Class A Common Stock
Subscription Rights to Purchase up to 93,903,300 Shares
of Class A Common Stock at $7.33 per Share

We are distributing at no charge to holders of our Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock (and our outstanding warrants and employee equity incentives, as required by their terms), transferable subscription rights to purchase shares of our Class A Common Stock. You will receive one subscription right for each share of Class A Common Stock (or warrant or employee equity incentive, as required by its terms) owned at 5:00 p.m., New York City time, on December 17, 2009. We are distributing subscription rights exercisable for up to 93,903,300 shares of our Class A Common Stock (which includes 44,696,812 shares issuable upon the exercise of rights to be issued to certain stockholders who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions). The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used for general corporate purposes, including the deployment of our 4G mobile WiMAX network. We expect the total purchase price for the shares offered in this rights offering to be approximately $361 million, assuming full participation (not including the exercise of rights held by certain stockholders who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions). See “Questions and Answers Related to the Rights Offering.”

Each subscription right will entitle you to purchase 0.4336 shares of our Class A Common Stock at a subscription price of $7.33 per share. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on June 21, 2010, unless we extend this offering period. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

We may cancel or terminate the rights offering at any time prior to the expiration of the rights offering for any reason. If we terminate or cancel this offering, all subscription payments received by the subscription agent will be returned, but without any payment of interest.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our Class A Common Stock are traded on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CLWR.” On December 18, 2009, the closing sales price for our Class A Common Stock was $6.95 per share. The shares of Class A Common Stock issued in the rights offering will also be listed on NASDAQ under the same symbol. The rights are transferable and have been approved for listing on NASDAQ under the symbol “CLWRR.” See “The Rights Offering” for a complete discussion of the terms of this offer.

The exercise of your subscription rights for shares of our Class A Common Stock involves risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2009

Page

Questions and Answers Related to the Rights Offering	iii
Summary	1
The Offering	4
Risk Factors	8
Cautionary Note Regarding Forward-Looking Statements	15
Use of Proceeds	16
Capitalization	17
The Rights Offering	18
Certain United States Federal Income Tax Considerations	27
Price Range of Common Stock and Dividend Policy	31
Description of Capital Stock	32
Plan of Distribution	36
Experts	37
Legal Matters	37
Where You Can Find Additional Information	37
Incorporation by Reference Of Certain Documents	38
EX-4.2
EX-4.4
EX-5.1
EX-23.1
EX-23.2
EX-24.2
EX-24.3
EX-24.4
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6
EX-99.7

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about Clearwire Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.

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EXPLANATORY NOTE

On November 28, 2008, Clearwire Corporation (f/k/a New Clearwire Corporation), which we refer to as Clearwire or the Company, completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation. For accounting purposes, the Transactions are treated as a reverse acquisition, with the assets and operations of the IEEE mobile Worldwide Interoperability of Microwave Access 802.16e-2005, which we refer to as 4G mobile WiMAX, business contributed from Sprint, which we refer to as the Sprint WiMAX Business, deemed to be the accounting acquirer. As a result, the financial results of Old Clearwire prior to November 29, 2008, are not included as part of the Company’s reported financial statements (although they are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our Form 10-K). The historical financial results of the Company prior to November 29, 2008 are those of the Sprint WiMAX Business (see Note 1 of the Notes to our consolidated financial statements incorporated by reference to our Form 10-K). In this prospectus, we refer to Sprint Nextel Corporation and its affiliates as Sprint; we refer to Comcast Corporation and its affiliates as Comcast; we refer to Intel Corporation and its affiliates as Intel; we refer to Time Warner Cable Inc. and its affiliates as Time Warner Cable; we refer to Bright House Networks, LLC and its affiliates as Bright House Networks; and we refer to Eagle River Holdings, LLC as Eagle River. We refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. We refer to Sprint, Comcast, Time Warner Cable, Intel, Bright House Networks and Eagle River collectively as the Participating Equityholders. We refer to Sprint, Comcast, Time Warner Cable and Bright House Networks collectively as the Wholesale Partners. Except as otherwise noted, all references to “we,” “us,” or “our,” refer to Clearwire and its consolidated subsidiaries.

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our Class A Common Stock (and our outstanding warrants and employee equity incentives, as required by their terms), at no charge, transferable subscription rights to purchase shares of our Class A Common Stock. You will receive one subscription right for each share of Class A Common Stock (or warrant or employee equity incentive, as required by its terms) you owned as of 5:00 p.m., New York City time, on December 17, 2009, which is the record date for the rights offering. The subscription rights will be evidenced by subscription rights certificates, which we refer to as rights certificates. The Participating Equityholders and Google, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions.

What is a right?

Each subscription right gives our holders of Class A Common Stock the opportunity to purchase 0.4336 shares of our Class A Common Stock at a subscription price of $7.33 per share. We have granted to you, as a stockholder of record (or a warrantholder or employee equity incentive holder of record) as of 5:00 p.m., New York City time, on the record date, one subscription right for each share of our Class A Common Stock (or warrant or employee equity incentive, as required by its terms) you owned at that time. For example, if you owned 100 shares of our Class A Common Stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase 43.36 shares of Class A Common Stock (rounded down to 43 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $7.33 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each share of our Class A Common Stock (or warrant or employee equity incentive, as required by their terms) you own at the record date. Each subscription right can then be used to purchase 0.4336 shares of Class A Common Stock for $7.33 per share. As in the example above, if you owned 100 shares of our Class A Common Stock on the record date, you would receive 100 subscription rights and would have the right to purchase 43.36 shares of Class A Common Stock (rounded down to 43 shares, with the total subscription payment being adjusted accordingly, as discussed below) for $7.33 per share.

Fractional shares of our Class A Common Stock resulting from the exercise of rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent, American Stock Transfer & Trust Company, LLC, will be returned, without interest, as soon as practicable.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

No.

Why are we conducting the rights offering?

In connection with the Private Placement (as defined below), the disinterested members of the Company’s Audit Committee and the Company’s board of directors wanted to provide the Company’s public holders of Class A Common Stock with the opportunity to invest in the Company at the same per share price as the Participating Equityholders invested under the terms of the Private Placement.

We intend to use any capital raised in the rights offering for the deployment of our 4G mobile WiMAX network and other general corporate purposes.

How was the $7.33 per share subscription price determined?

After a multi-month review and negotiation process between the Participating Equityholders, Google and the disinterested members of the Audit Committee of the Company, the disinterested members of the Audit Committee recommended the Private Placement (as defined below) and the rights offering to the board of directors of the Company, including the subscription price of $7.33 per share, which is the same per share price being paid by the Participating Equityholders in the Private Placement. The disinterested members of the board of directors of the Company approved the transactions, which were also approved by the board of directors of the Company.

The subscription price of $7.33 per share is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Class A Common Stock to be offered in the rights offering. The Company cannot give any assurance that our Class A Common Stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, if the rights offering is completed it will cause the relative percentage of our Class A Common Stock that you own to decrease, and your voting and other rights to be diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is June 21, 2010, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my subscription rights?

Yes. The subscription rights being distributed to our stockholders are transferable, and we have applied to list the rights on NASDAQ. We anticipate that the rights will be traded on NASDAQ until the close of business on the last NASDAQ trading day before the expiration date. However, we cannot assure you that a trading market for the rights will develop.

How may I sell my rights?

Any holder who wishes to sell its subscription rights should contact its broker or dealer. Each holder will be responsible for all fees and expenses associated with the sale of its subscription rights. We cannot assure you that any person will be able to sell any subscription rights on your behalf. Please see “The Rights Offering — Method of Transferring and Selling Rights” for more information.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

We reserve the right to withdraw the rights offering with respect to any unexercised rights on or prior to the expiration date for any reason. We may terminate the rights offering with respect to any unexercised rights, in whole or in part, if at any time before completion of the rights offering there is any foreign or domestic, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any governmental authority or any arbitration tribunal applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. Notwithstanding the foregoing, under the terms of the Investment Agreement (as defined and discussed below under “— Recent Developments”), we are not permitted to materially amend, or terminate, or waive any material conditions to the closing of, the rights offering without the prior written consent of the Participating Equityholders.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering with respect to any unexercised rights at any time prior to the expiration of the rights offering for any reason (subject to our receipt of the prior written consent of the Participating Equityholders). In the event that the rights offering is cancelled, all subscription payments received by the subscription agent with respect to rights that have not yet been validly exercised will be returned, without interest or penalty, as soon as practicable. The board of directors of the Company reserves the right to amend or modify the terms of the rights offering for any reason. Notwithstanding the foregoing, under the terms of the Investment Agreement, we are not permitted to materially amend, terminate or waive any material conditions to the closing of the rights offering without the prior written consent of the Participating Equityholders.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our Class A Common Stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be further diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our Class A Common Stock.

What will happen if I choose not to exercise my subscription rights?

As a result of the Private Placement, the voting rights of holders of our Class A Common Stock have been diluted by the issuance of additional Class B common stock, par value $0.0001 per share, of the Company, which we refer to as Class B Common Stock. The exercise of subscription rights will allow such holders to avoid this dilution of voting rights. If you do not exercise any subscription rights and the rights offering is consummated, the number of shares of our Class A Common Stock you own will not change; however, due to the fact that shares may be purchased by other stockholders in the rights offering, the completion of the rights offering could cause additional dilution in your percentage ownership of our Class A Common Stock, which would cause further dilution in your voting rights in the Company.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our Class A Common Stock?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on June 21, 2010; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on June 21, 2010. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

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When will I receive my new shares?

If you purchase shares of our Class A Common Stock through the rights offering, you will receive your new shares as soon as practicable after you exercise your rights and deliver payment along with your rights certificates to the subscription agent in accordance with the terms of the rights offering. See “The Rights Offering.” We anticipate that we will issue shares of Class A Common Stock pursuant to the valid exercise of rights during the subscription period on approximately a weekly basis.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a subscription price of $7.33 per share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our Class A Common Stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our Class A Common Stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our Class A Common Stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the “Beneficial Owner Election Form” that is attached to the form entitled “Letter to Clients of Nominee Holders.” You should receive this form from your record holder with the other rights offering materials.

How many shares of our Class A Common Stock will be outstanding after the rights offering?

As of December 14, 2009, we had 196,766,715 shares of our Class A Common Stock issued and outstanding. If all of the subscription rights issued in the rights offering are exercised (other than those received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions), we will issue 49,206,487 shares of our Class A Common Stock in the rights offering and, after the rights offering, we anticipate that we will have approximately 245,973,202 shares of our Class A Common Stock outstanding.

How much money will the Company receive from the rights offering?

Assuming all the shares of Class A Common Stock offered are sold, the gross proceeds from the rights offering will be approximately $688 million (or approximately $361 million, not including shares issuable pursuant to rights to be received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions). Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our Class A Common Stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.

May stockholders in all states participate in the rights offering?

Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives with respect to the exercise of rights in a segregated bank account until the exercise of such rights is complete. If the rights offering is terminated prior to the completion of the exercise of rights for which the subscription agent has received payment, all such payments will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares of our Class A Common Stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees or expenses your record holder may charge you. In addition, each holder will be responsible for all fees and expenses associated with the sale or transfer of its subscription rights.

What are the United States federal income tax consequences of exercising subscription rights?

We intend to take the position that a holder will not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise or sale of subscription rights and the acquisition, ownership and disposition of our Class A Common Stock. For further information, please see “Certain United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 59 Maiden Lane New York, New York 10038	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Georgeson, Inc., at (800) 279-6913.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference to our Form 10-K.

Company Overview

We are the largest provider of next generation wireless broadband networks and services in the United States and one of the largest providers in the world. We build and operate wireless broadband networks that provide entire communities with high-speed residential and mobile Internet access services and residential voice services. Our wireless broadband networks not only create a new communications channel into the home or office, but also provide a broadband connection anytime and anywhere within our coverage area. We are the first mobile broadband service provider to launch service in the United States based on 4G mobile WiMAX. The 4G mobile WiMAX standard builds off of the 802.11 standards, commonly referred to as Wi-Fi, and facilitates fourth generation wireless services, which are commonly referred to in the wireless industry as 4G services. Our 4G mobile WiMAX networks offer our customers substantially higher mobile data bandwidth than is currently available from the 3G networks (including evolution data optimized and high speed packet access) operated by the incumbent wireless carriers in the United States We also hold the largest spectrum position of any wireless service provider in the United States with an average spectrum depth of over 120 MHz across our national spectrum footprint. Our spectrum is in the 2.5 GHz band, which is uniquely suited for use in our 4G mobile WiMAX network. We believe the combination of our extensive spectrum position with our 4G mobile WiMAX network technology provides us with a competitive advantage in the delivery of wireless broadband services.

As of September 30, 2009, we operated in 50 markets in the United States and 4 markets in Europe, covering an estimated 25.4 million people, and had approximately 555,000 subscribers. We operated 4G mobile WiMAX networks in 14 of our markets in the United States as of September 30, 2009, covering an estimated population of 10.1 million people, also as of September 30, 2009. These markets include Portland, Oregon, Atlanta, Las Vegas and Baltimore.

We launched two additional markets on our 4G mobile WiMAX networks on October 1, 2009. In early November, we launched new 4G mobile WiMAX markets in Chicago, Philadelphia, Dallas, San Antonio and Austin, Texas and converted our Charlotte, Raleigh and Greensboro, North Carolina markets to our 4G mobile WiMAX networks. In late November, we launched new 4G mobile WiMAX markets in Honolulu and Seattle.

In each of our 4G mobile WiMAX markets, we offer our services both on a retail basis and through our Wholesale Partners. As of September 30, 2009, our other 40 markets continued to operate with a pre-WiMAX network. Our pre-WiMAX technology is based on a proprietary set of technical standards and offers higher broadband speeds than traditional wireless carriers, but lacks the mobile functionality of 4G mobile WiMAX. We recently converted 10 of our pre-WiMAX markets in the United States to 4G mobile WiMAX under the CLEARtm brand, and we intend to upgrade our remaining pre-WiMAX markets in the United States to 4G mobile WiMAX technology over the next two years. In addition, we have plans to launch 4G mobile WiMAX services in large metropolitan areas in the United States, including Boston, Houston, New York, San Francisco and Washington, D.C. by the end of 2010. We expect that the combination of our new market deployments and existing market conversions will allow us to cover as many as 120 million people in over 80 markets with our 4G mobile WiMAX networks by the end of 2010. The timing and extent of our new market roll outs will largely be determined by our performance in our launched markets and our access to additional funding, including the closing of the Private Placement (as defined and discussed below under “— Recent Developments”). Additionally, at least one of our Wholesale Partners is offering or will offer a branded version of our 4G services in each of our 4G mobile WiMAX markets.

We believe customers are attracted to our wireless broadband services because our services are:

•	Mobile: Unlike wireline network customers, our customers have the ability to access our networks from anywhere within our coverage area.

•	Simple: Our services are easy to acquire and use, with little or no professional installation typically required.

•	Fast: We offer connectivity speeds that typically exceed cellular networks and we believe offer a competitive alternative to wireline broadband offerings.

•	Reliable: We use licensed radio frequencies, or spectrum, which enables us to minimize interference common on certain wireless networks that use unlicensed or shared radio frequencies.

•	Affordable: We offer a value proposition that is competitive while recognizing the unique benefits of our service offerings.

We believe that our historical subscriber growth rates reflect the mass market appeal and robust customer demand for our differentiated services.

Recent Developments

The Investment Agreement

General

On November 9, 2009, the Company and Clearwire Communications LLC, which we refer to as Clearwire Communications, entered into an investment agreement, which we refer to as the Investment Agreement, with each of the Participating Equityholders. The Investment Agreement sets forth the terms of the transactions pursuant to which the Participating Equityholders will invest in the Company and Clearwire Communications an aggregate of approximately $1.564 billion in cash, which investment we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in the 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc., which we refer to as the Notes, in replacement of equal amounts of indebtedness under our senior term loan facility, which investment we refer to as the Rollover Transactions, as further discussed below. We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. We received approximately $1.057 billion of the proceeds from the first closing of the Private Placement on November 13, 2009. We refer to this closing as the First Investment Closing. We received approximately $440 million of the proceeds from the second closing of the Private Placement on December 21, 2009. We refer to this closing as the Second Investment Closing.

We intend to use the aggregate of approximately $1.564 billion of proceeds from the Private Placement and any proceeds of this rights offering for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the rights offering and the Equityholder Investments. The closing of the Private Placement is subject to certain customary closing conditions.

The Private Placement

In the Private Placement, the Participating Equityholders will invest in Clearwire Communications a total of approximately $1.564 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint will contribute approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for 160,436,562 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $794.9 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $331.1 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Comcast will contribute approximately $196 million, in the aggregate, to Clearwire Communications in exchange for 26,739,427 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $132.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $55.2 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Time Warner Cable will contribute approximately $103 million, in the aggregate, to Clearwire Communications in exchange for 14,051,841 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $69.6 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $29.0 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Bright House Networks will contribute approximately $19 million, in the aggregate, to Clearwire Communications in exchange for 2,592,087 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $12.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.3 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Intel will contribute approximately $50 million, in the aggregate, to Clearwire Communications in exchange for 6,821,282 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $33.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $14.1 million of which was contributed at the Second Investment Closing on December 21, 2009; and

•	Eagle River will contribute approximately $20 million, in the aggregate, to Clearwire Communications in exchange for 2,728,512 Common Interests and the same number of Clearwire Communications Voting Interests, approximately $13.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.6 million of which was contributed at the Second Investment Closing on December 21, 2009.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

Immediately after the consummation of the Private Placement, Sprint will own approximately 56.6% of the Company’s outstanding voting power, Comcast will own approximately 9.4% of the Company’s outstanding voting power, Time Warner Cable will own approximately 4.9% of the Company’s outstanding voting power, Bright House Networks will own approximately 0.9% of the Company’s outstanding voting power, Intel will own approximately 10.9% of the Company’s outstanding voting power and Eagle River will own approximately 4.1% of the Company’s outstanding voting power, including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing (as described below).

Although the Participating Equityholders and Google, which hold a majority of the voting power of the Company, have approved these transactions by a written consent, under the United States securities laws and applicable NASDAQ rules, the actions authorized by the written consent were not permitted to be taken until 20 calendar days had elapsed since the mailing of an information statement describing the Equityholder Investments, the rights offering and other related matters to the Company’s stockholders. Due to this delay, the Participating Equityholders purchased an aggregate of approximately $1.057 billion of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests, pro rata based on their respective investment amounts set forth above, in the First Investment Closing. This was the maximum amount permitted by the NASDAQ rules prior to the effectiveness of the written consent of Google and the Participating Equityholders. The Participating Equityholders purchased an aggregate of approximately $440 million of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in the Second Investment Closing on December 21, 2009, one business day following the date on which such purchase was permitted by NASDAQ rules and applicable law. The remaining approximately $66 million of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests will be purchased after the Company and Clearwire Communications provide certain financial information to Sprint for use in its financial reporting with respect to the fiscal year ending December 31, 2009, assuming satisfaction of other applicable closing conditions. We expect that purchase to occur during the first quarter of 2010. We refer to the consummation of this purchase as the Third Investment Closing.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over-Allotment Fee, in installments at each of the Second Investment Closing and Third Investment Closing, equal to the following amounts in the aggregate:

Investor	Over Allotment Fee

Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House Networks	$315,325

At the Second Investment Closing, Clearwire Communications delivered the applicable Over-Allotment Fee to Sprint, half in cash and half in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash. At the Third Investment Closing, Clearwire Communications will deliver the applicable Over-Allotment Fee to the applicable Participating Equityholder, at such Participating Equityholder’s option, in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, or in cash. Sprint has agreed that it will also accept at least half of this Over-Allotment Fee in Clearwire Communications Class B Common Interests and an equal number of Clearwire Communications Voting Interests. Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests in payment of an Over-Allotment Fee, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Rollover Transactions

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, which offering was consummated on December 9, 2009. Pursuant to the terms of the Investment Agreement, each of Sprint and Comcast, each of which we refer to as a Rollover Investor, purchased in the offering Notes with an aggregate issue price equal to the aggregate principal amount, together with accrued and unpaid interest and fees and any other amounts, owing to such Rollover Investor under our senior term loan facility, which we refer to as the Rollover Amount.

On November 24, 2009, the Rollover Transactions were consummated, with Clearwire Communications issuing to Sprint and Comcast an aggregate principal amount of Notes equal to approximately $184.1 million and $68.4 million, respectively, in full satisfaction of our obligations under our senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, we paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

The Rights Offering

Under the Investment Agreement, the Company has agreed to conduct the rights offering. For further information on the terms of the rights offering, see “The Rights Offering.”

The Offering

Further details concerning this part of the summary are set forth under “The Rights Offering.” Only holders of record of our Class A Common Stock (and the holders of record of warrants and employee equity incentives, as required by their terms) on the record date will receive subscription rights.

Securities offered	We are distributing to you, at no charge, one transferable subscription right for every one share of our Class A Common Stock (or warrant or employee equity incentive, as applicable) that you owned at 5:00 p.m., New York City time, on

December 17, 2009, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares.

Subscription privilege	Each right gives you the opportunity to purchase 0.4336 shares of our Class A Common Stock for $7.33 per share.

Record date	5:00 p.m., New York City time, on December 17, 2009

Expiration date	5:00 p.m., New York City time, on June 21, 2010

Subscription price	$7.33 per share, payable in cash, which is the price paid by the Participating Equityholders in the Private Placement. All payments must be cleared on or before the expiration date.

Use of proceeds	We intend to use the proceeds of the rights offering for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the rights offering and the Equityholder Investments.

Transferability of rights	The subscription rights are transferable, and have been approved for listing on NASDAQ under the symbol “CLWRR”. We expect that subscription rights may be purchased or sold through usual investment channels until the close of business on the last NASDAQ trading day preceding the expiration date. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. See “The Rights Offering.”

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in this offering and our Class A Common Stock.

No revocation	If you exercise any of your rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Certain United States federal income tax considerations	We intend to take the position that, for United States federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of the subscription right in the rights offering. You should consult your tax advisor concerning the particular tax consequences to you resulting from the receipt and exercise or sale of subscription rights and the acquisition, ownership and disposition of our Class A Common Stock. For more information, see “Certain United States Federal Income Tax Considerations.”

Extension, withdrawal, cancellation and amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering in its sole discretion (subject to their receipt of the prior written consent of the Participating Equityholders) at any time prior to or on the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our Class A Common Stock). We also reserve the right to withdraw or terminate the rights offering with respect to any unexercised rights at any time for any reason. In the event that the rights offering is cancelled, withdrawn or terminated, all funds received from subscriptions by stockholders with respect to rights that have not yet been validly exercised will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering. Notwithstanding the foregoing, under the terms of the Investment Agreement, we are not permitted to materially amend, terminate or waive any material conditions to the closing of the rights offering without the prior written consent of the Participating Equityholders.

Procedure for exercising rights	To exercise rights, you must complete your rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights you elect to exercise. American Stock Transfer & Trust Company, LLC, must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial currier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

Subscription agent	American Stock Transfer & Trust Company, LLC

Information agent	Georgeson, Inc.

Questions	Questions regarding the rights offering should be directed to the information agent, Georgeson, Inc., at (800) 279-6913.

Shares of Class A Common Stock outstanding before the rights offering	196,766,715

Shares outstanding after completion of the rights offering	If the rights offering is fully subscribed (not including the exercise of rights received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions), 245,973,202 shares of our Class A Common Stock will be outstanding immediately after completion of the rights offering.

Risk Factors	Stockholders considering making an investment in the rights offering should carefully consider the risk factors described in “Risk Factors” beginning on page 8 of this prospectus, the risk factors set forth in our Form 10-K, the risk factors set forth in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and expenses	We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees or expenses your record holder may charge you. In addition, each holder will be responsible for all fees and expenses associated with the sale or transfer of its subscription rights.

NASDAQ trading symbol	Shares of our Class A Common Stock are currently listed for quotation on NASDAQ under the symbol “CLWR.” The rights have been approved for listing on NASDAQ under the symbol “CLWRR.”

Risk Factors

Before you invest in the rights offering, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 8, the risk factors set forth in our Form 10-K, the risk factors set forth in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your rights to purchase shares of our Class A Common Stock.

General Information About This Prospectus

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Cleartm, Clearwire®, and XOHMtm. This prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Sprint®. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner. See the risk factors in our Form 10-K for further information.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and our telephone number is (425) 216-7600. Our website address is http://www.clearwire.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

Investing in shares of our Class A Common Stock involves a high degree of risk. Before investing in our Class A Common Stock you should consider carefully the following risks, together with the financial and other information contained in this prospectus and the other documents incorporated herein by reference. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Class A Common Stock would likely decline and you may lose all or a part of your investment.

Risks Related to Our Business

If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed.

Effective internal controls are necessary for us to provide accurate and complete financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our operating results could be harmed. The Sarbanes-Oxley Act of 2002 requires us to furnish a report by management on internal control over financial reporting, including managements’ assessment of the effectiveness of such control. If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed or we could fail to meet our reporting obligations.

For example, during the quarter ended September 30, 2009, we changed procedures related to the assembly, shipment, and storage of equipment used in constructing our WiMAX network. These changes were generally made with the objective of better managing the increased volume of equipment shipments to a large number of markets as required to meet our network deployment targets. Procedures were developed to improve flexibility in getting equipment deployed to markets. More warehouses were placed in service, and we engaged outsource vendors. However, the new procedures did not adequately provide for timely updating and maintenance of the books of record for equipment inventory.

Management is currently evaluating whether the collective deficiencies in these procedures constitutes a material weakness in internal control over financial reporting. Upon identifying the problem, we began undertaking various mitigation and remediation steps to improve the controls and update the books of record. As a result of these steps, management believes the control weakness has not resulted in material misstatements of the financial statements in the current or previous reporting periods. Management expects that ongoing remediation efforts will rectify the control weakness before year end.

The ability of Clearwire to use its net operating losses to offset its income and gain is subject to limitation. If use of its net operating losses are limited, there is an increased likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire.

Any limitation on the ability of Clearwire to use its net operating losses, which we refer to as NOLs, to offset income allocable to Clearwire increases the likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire and the other members of Clearwire Communications. If Clearwire Communications does not have sufficient liquidity to make those distributions, it may be forced to borrow funds, issue equity or sell assets on terms that are unfavorable to Clearwire Communications. Sales of assets in order to enable Clearwire Communications to make the necessary distributions could further increase the tax liability of Clearwire, resulting in the need to make additional distributions and possible additional tax loans to Sprint.

At present, Clearwire has substantial NOLs for United States federal income tax purposes. In particular, we believe that Clearwire’s cumulative tax loss as of September 30, 2009, for United States federal income tax purposes, was approximately $1.5 billion. A portion of Clearwire’s NOLs is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986, which we refer to as the Code. Subject to the existing Section 382 limitations, and the possibility that further limitations under Sections 382 and 384 may arise after the Closing (as a result of the rights offering or other future transactions), Clearwire’s NOLs generally will be available to offset items of income and gain allocated to Clearwire by Clearwire Communications.

The use by Clearwire of its NOLs may be further limited if Clearwire is affected by an “ownership change,” within the meaning of Section 382 of the Code. Broadly, Clearwire will have an ownership change if, over a three year period, the portion of the stock of Clearwire, by value, owned by one or more “five-percent stockholders” increases by more than 50 percentage points. Clearwire believes that the rights offering may cause an ownership change. An exchange by an Investor or Sprint of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock may also cause or contribute to an ownership change of Clearwire. Clearwire has no control over the timing of any such exchange. If Clearwire undergoes an ownership change, then the amount of the pre-ownership change NOLs of Clearwire that may be used to offset income of Clearwire arising in each taxable year after the ownership change generally will be limited to the product of the fair market value of the stock of Clearwire at the time of the ownership change and a specified rate based on long-term tax exempt bond yields.

Separately, under Section 384 of the Code, Clearwire may not be permitted to offset built-in gain in assets acquired by it in certain tax-free transactions, if the gain is recognized within five years of the acquisition of the built-in gain assets, with NOLs arising before the acquisition of the built-in gain assets. Section 384 may apply to built-in gain to which Clearwire succeeds in the case of a holding company exchange by an Investor or Sprint.

Risks Related to the Rights Offering

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise. We cannot assure you that the market price of our Class A Common Stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our Class A Common Stock decreases below the subscription price, you will have committed to buying shares of our Class A Common Stock at a price above the prevailing market price. Our Class A Common Stock is traded on NASDAQ under the symbol “CLWR,” and the last reported sales price of our Class A Common Stock on NASDAQ on December 18, 2009 was $6.95 per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your Class A Common Stock at a price equal to or greater than the subscription price. Until shares are delivered upon exercise of your rights, you will not be able to sell the shares of our Class A Common Stock that you purchase in the rights offering. Certificates representing shares of our Class A Common Stock purchased will be delivered as soon as practicable after the exercise of your rights. We anticipate that we will issue shares of Class A Common Stock pursuant to the valid exercise of rights during the subscription period on approximately a weekly basis. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

If you do not fully exercise your subscription rights, your ownership interest will be diluted.

As a result of the Private Placement, the voting rights of holders of our Class A Common stock have been diluted by the issuance of additional Class B Common Stock. If you do not fully exercise your subscription rights, you will not be able to avoid this dilution. Additionally, stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest of Class A Common Stock than would otherwise be the case if they fully exercised their rights. Such dilution is not currently determinable because it is not known how many shares will be subscribed for or what the book value of our Class A Common Stock will be on the expiration date. Any such dilution will disproportionately affect non-exercising stockholders.

The fact that the rights are transferable may reduce the effects of any dilution as a result of the offer. Rights holders can transfer or sell their rights. The cash received from the sale of rights is partial compensation for any possible dilution. There can be no assurances, however, that a market for the rights will develop or the rights will have any value in that market.

There is no established trading market for the rights, which could make it more difficult for you to sell rights and could adversely affect their price.

There can be no assurances that an active public market for the rights will develop as a result of the offer of the rights by any selling holder or that, if such a market develops, it will be maintained. The rights have been approved for listing on NASDAQ under the symbol “CLWRR.” Future trading prices of the rights will depend on many factors, including our operating results, the market for similar securities and the performance of our Class A Common Stock.

The subscription price determined for the rights offering is not an indication of the fair value of our Class A Common Stock.

After a multi-month review and negotiation process between the Participating Equityholders, Google and the disinterested members of the Audit Committee of the board of directors of the Company, the disinterested members of the Audit Committee recommended the Private Placement and the rights offering, including the subscription price of $7.33 per share, to the board of directors of the Company. The disinterested members of the board of directors of the Company approved the transactions, which were also approved by the board of directors of the Company.

The subscription price of $7.33 per share is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Class A Common Stock to be offered in the rights offering. The Company cannot give any assurance that our Class A Common Stock will trade at or above the subscription price in any given time period. After the date of this prospectus, our Class A Common Stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We are conducting the rights offering to raise capital that we intend to use for the deployment of our 4G mobile WiMAX network. While we currently expect to use most of the proceeds for this purpose, we may also use the proceeds for other general corporate purposes, including marketing initiatives intended to increase our subscriber base. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return exercise payments held by the subscription agent with respect to any rights not yet validly exercised.

We may, in our sole discretion (subject to our receipt of the prior written consent of the Participating Equityholders), decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent with respect to rights that have not yet been validly exercised will be returned, without interest, as soon as practicable.

There is no minimum amount of proceeds required to complete the rights offering and there can be no assurance that stockholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to desire additional capital.

There can be no assurance that any stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise your subscription rights, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

If you do not act within the subscription period and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Risks Related to our Common Stock

Sprint, Eagle River and the Investors are our largest stockholders, and as a result they together effectively have control over us and may have actual or potential interests that may diverge from yours.

Sprint, Eagle River and the Investors own a majority of the voting power of our Class A Common Stock and Class B Common Stock, and which we refer to together as our Common Stock. Sprint, Eagle River and the Investors may have interests that diverge from those of other holders of our capital stock. Each of Sprint, Eagle River and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, which requires, among other things, the approval of:

•	75% of the voting power of all outstanding stock of Clearwire for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of Clearwire or Clearwire Communications;

•	each of Sprint, Intel and the representative for the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, owns securities representing at least 5% of the outstanding voting power of Clearwire, in order to:

•	amend our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, the bylaws of Clearwire, which we refer to as the Clearwire Bylaws, or the amended and restated operating agreement, which we refer to as the Operating Agreement, governing Clearwire Communications;

•	change the size of the board of directors of the Company;

•	liquidate Clearwire or Clearwire Communications or declare the bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

•	Eagle River, for so long as Eagle River owns at least 50% of the shares of Common Stock received by it in the Transactions and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications, in order to amend the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or to change the size of the board of directors of the Company; and

•	each of Sprint, Intel and the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of Common Stock received by it in the Transactions and (2) securities representing at least 5% of the outstanding voting power of Clearwire, in order for Clearwire to enter into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Common Stock, rights of first offer and preemptive rights.

As a result, Sprint, Eagle River and the Investors may be able to cause us to take, or prevent us from taking, actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our Class A Common Stock.

Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness.

Sprint owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Thus, our actions may result in a violation of covenants in Sprint’s debt obligations, which may cause Sprint’s lenders to declare due and payable all of Sprint’s outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not we would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation. Under the Equityholders’ Agreement, described elsewhere in this prospectus, if we intend to take any action that may be prohibited under the terms of certain Sprint debt agreements, then Sprint will be obligated to deliver to us an officer’s certificate, which we refer to as a Compliance Certificate, and legal opinion from a nationally recognized law firm stating that our proposed actions do not violate those debt agreements. If Sprint notifies us that it cannot deliver the Compliance Certificate and legal opinion, Sprint will be obligated to take certain actions to ensure that we are no longer considered a subsidiary under its debt agreements. These actions may include surrendering board seats and voting stock. The unusual nature of this arrangement may make it more difficult for us to obtain financing on favorable terms or at all. Moreover, regardless of whether we receive a Compliance Certificate and legal opinion as described above, we cannot be sure our actions will not violate Sprint’s debt covenants, and, if there is a violation, that Sprint’s lenders will waive such non-compliance and forbear from enforcing their rights, which could include accelerated collection of Sprint’s obligations.

Clearwire is a “controlled company” within the meaning of the NASDAQ Marketplace Rules and relies on exemptions from certain corporate governance requirements.

Sprint beneficially owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. In addition, the Investors collectively own approximately 30% and Eagle River owns approximately 4% of the voting power of Clearwire, in each case assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the board of directors of the Company by Sprint, Eagle River and the Investors.

As a result of the combined voting power of Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by a single person or a group of people is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended to the board of directors for its selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

Unless we choose to no longer rely on these exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements. The corporate opportunity provisions in the Clearwire Charter could enable certain of our stockholders to benefit from corporate opportunities that might otherwise be available to us.

The Clearwire Charter contains provisions related to corporate opportunities that may be of interest to both Clearwire and certain of our stockholders, including Sprint, Eagle River and the Investors, who are referred to in the Clearwire Charter as the Founding Stockholders. These provisions provide that unless a director is an employee of Clearwire, such person does not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person in his or her capacity as a director of Clearwire.

In addition, the Clearwire Charter expressly provides that our Founding Stockholders may, and have no duty not to, engage in any businesses that are similar to or competitive with that of Clearwire, do business with our competitors, customers and suppliers, and employ Clearwire’s employees or officers. The Founding Stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Further, we may also compete with the Founding Stockholders or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the Founding Stockholders to themselves or their other affiliates or we lose key personnel to them. For a more complete description of the terms of the Clearwire Charter, see the section titled “Description of Capital Stock” beginning on page 32 of this prospectus.

The market price of our Class A Common Stock has been and may continue to be volatile.

The trading price of our Class A Common Stock could be subject to significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors, either alone or in comparison to analysts’ expectations;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	announcements by us regarding the entering into, or termination of, material transactions;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	market perceptions relating to the deployment of mobile WiMAX networks by other operators;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the stock of our subsidiaries, including on the exercise of outstanding warrants and options, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new accounting standards;

•	Sprint’s performance, which may have an effect on the market price of the Class A Common Stock even though we are a separate, stand-alone company;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards;

•	the availability or perceived availability of additional capital and market perceptions relating to our access to such capital; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We believe the price of our Class A Common Stock may be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or stockholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward- looking statements we make in this prospectus include, among others:

•	the availability of additional financing on acceptable terms or at all;

•	our ability to successfully integrate the operations, technologies, products and services of Old Clearwire and the Sprint WiMAX Business;

•	the costs and business risks associated with deploying our network and offering products and services utilizing 4G mobile WiMAX technology;

•	the ability of third-party suppliers, software developers and other vendors to perform requirements and satisfy obligations necessary to create products and software designed to support desired features and functionality under agreements with us;

•	the impact of adverse network performance;

•	actions by regulatory agencies;

•	competition in the industry and markets in which we operate;

•	our ability to comply with operating and financial restrictions and covenants in our debt agreements;

•	our ability to attract and retain skilled personnel;

•	potential future downgrades in our debt ratings that may adversely affect our cost of borrowing and related margins, liquidity, competitive position and access to capital markets;

•	changes or advances in technology in general;

•	the risks referenced in the sections of our Form 10-K, and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and September 30, 2009 titled “Risk Factors;” and

•	other risks referenced in the section of this prospectus titled “Risk Factors.”

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

The maximum net proceeds to us from the sale of our Class A Common Stock offered in the rights offering is estimated to be approximately $360 million, assuming full participation (not including shares issuable pursuant to rights to be received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions) and after deducting estimated offering expenses. We intend to use the proceeds of the rights offering for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the rights offering and the Equityholder Investments.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and short-term investments and capitalization as of September 30, 2009 (i) on an actual basis, (ii) on an as adjusted basis to give effect to the issuance of the Notes and the Private Placement and the application of the proceeds therefrom and (iii) on an as further adjusted basis to give effect to the rights offering and the application of the proceeds therefrom. The information set forth below should be read in conjunction with our historical financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and our Form 8-K filed December 9, 2009.

	As of September 30, 2009
		As Adjusted	As Further
		for the Notes and	Adjusted for
		the Private	the Rights
	Actual	Placement(1)	Offering(2)
	(Unaudited)	(Unaudited)	(Unaudited)
	(Dollars in Thousands)

Cash and cash equivalents and short-term investments	$1,957,470	$4,737,102	$5,177,096

Debt:
Senior term loan facility	$1,409,151	$—	$—
New Notes	—	2,709,757	2,709,757

Total debt	1,409,151	2,709,757	2,709,757
Stockholders’ equity:
Class A Common Stock	20	20	32
Class B Common Stock	53	74	74
Additional paid in capital	2,081,905	1,974,666	2,411,004
Accumulated other comprehensive income	3,168	3,168	3,168
Accumulated deficit	(256,789)	(256,889)	(256,889)

Total Clearwire Corporation stockholders’ equity	1,828,357	1,721,039	2,157,389
Non-controlling interests	4,880,602	6,536,338	6,479,882

Total stockholders’ equity	6,708,959	8,257,377	8,637,271
Total debt and stockholders’ equity	$8,118,110	$10,967,134	$11,347,028

(1)	This includes shares to be issued in the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and includes the shares to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing.

(2)	Assumes that all of the eligible shares for the rights offering are exercised (other than those received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions). Additionally, the fair value impact from the rights offering is not included.

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our Class A Common Stock (and the record holders of warrants and employee equity incentives, as required by their terms) as of the record date transferable subscription rights to subscribe for and purchase shares of our Class A Common Stock. The per-share purchase price for such shares will be $7.33, which is equal to the price paid by the Participating Equityholders in the Private Placement. The subscription rights will entitle the record holders of our Class A Common Stock (and the record holders of warrants and employee equity incentives, as required by their terms) on the record date to purchase shares of Class A Common Stock for an aggregate purchase price of approximately $361 million (not including shares issuable pursuant to rights to be received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions). See below for additional information regarding subscription by DTC participants.

Each holder of record of our Class A Common Stock (and the holders of record of warrants and employee equity incentives, as required by their terms) will receive one subscription right for each share of our Class A Common Stock (or warrant or employee equity incentive, as required by its terms) held by such holder as of the record date. Each subscription right will entitle the holder thereof to purchase, on or prior to the expiration time of the rights offering, 0.4336 shares of our Class A Common Stock at a subscription price of $7.33 per share. The subscription rights are transferable and have been approved for listing on NASDAQ under the symbol “CLWRR.” The Participating Equityholders and Google on their own behalf have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions.

We intend to keep the rights offering open until June 21, 2010, unless our board of directors extends such time.

Reasons for the Rights Offering

As part of the capital raising process which led to the Equityholder Investments, the disinterested members of our Audit Committee and the disinterested members of our board of directors sought to insure that the public stockholders of the Company were given the opportunity to purchase shares of our Class A Common Stock at the same price as the Participating Equityholders in the Private Placement. The six month rights offering period, which is longer than many rights offering transactions, was viewed by our Audit Committee and our board of directors as potentially providing additional value to the public stockholders of the Company that did not have the opportunity to participate in the Private Placement. Prior to approving the Equityholder Investments and the rights offering, the disinterested members of our Audit Committee and our board of directors carefully considered current market conditions and opportunities, as well as the dilution of the ownership percentage of the current holders of our Class A Common Stock that may be caused by the rights offering and the Private Placement.

After weighing the factors discussed above and the effect of the approximately $361 million in additional capital, before expenses (not including the issuance of share pursuant to rights received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions), that may be generated by the sale of shares pursuant to the rights offering, the disinterested members of our Audit Committee and the disinterested members of our board of directors believe that the rights offering is in the best interests of the Company. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering and the Equityholder Investments, will be used for general corporate purposes, including the deployment of our 4G mobile WiMAX network. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Method of Exercising Rights

The exercise of rights is irrevocable and may not be cancelled or modified.

You may exercise your rights as follows:

Subscription By Registered Holders

You may exercise your subscription privilege by properly completing and executing your rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the Class A Common Stock you subscribe for, to the subscription agent at the address set forth under the subsection entitled “Subscription Agent,” so that it is received by 5:00 p.m., New York City time, on the expiration date.

Subscription By DTC Participants

Banks, trust companies, securities dealers and brokers that hold shares of our Class A Common Stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the record date through DTC. DTC will issue one right to you for each share of our Class A Common Stock you own at the record date. Each right can then be used to purchase 0.4336 shares of Class A Common Stock for $7.33 per share. You may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge your applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by 5:00 p.m., New York City time, on the expiration date. Except as described under the subsection titled “Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription By Beneficial Owners

If you are a beneficial owner of shares of our Class A Common Stock whose shares are registered in the name of a broker, custodian bank or other nominee, or if you hold Class A Common Stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time, on the expiration date of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. New York City time, on the expiration date.

Payment Method

Your payment of the subscription price must be made in United States dollars for the full number of shares of Class A Common Stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	wire transfer of immediately available funds to the subscription account maintained by the subscription agent at ABA No. 021000021, Account No. 323-890113.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the rights certificate number, and send your rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

Personal checks will not be accepted.

Your payment will be considered received by the subscription agent only upon:

•	receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	receipt of collected funds in the subscription account designated above.

You should read the instruction letter accompanying your rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “— Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of Class A Common Stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an officer or correspondent in the United States, subject to any standards and procedures adopted by the subscription agent, each of which we refer to as an eligible institution.

Calculation Of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our Class A Common Stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the exercise of your rights is completed.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription privilege, expires at 5:00 p.m., New York City time, on the expiration date. If you do not exercise your rights prior to that time, your rights will expire without value and will no longer be exercisable. We will not be required to issue shares of Class A Common Stock to you if the subscription agent receives your rights certificate or your payment after that time, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may, in our sole discretion (subject to our receipt of the prior written consent of the Participating Equityholders, if required), extend the time for exercising the subscription rights. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended.

We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our Class A Common Stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering. Notwithstanding the foregoing, under the terms of the Investment Agreement, we are not permitted to materially amend, terminate or waive any material conditions to the closing of the rights offering without the prior written consent of the Participating Equityholders.

Subscription Price

After a multi-month review and negotiation process between the Participating Equityholders, Google and the disinterested members of the Audit Committee of the board of directors of the Company, the disinterested members of the Audit Committee recommended the Private Placement and the rights offering, including the subscription price of $7.33 per share, to the board of directors of the Company. The disinterested members of the board of directors of the Company approved the transactions, which were also approved by the board of directors of the Company.

The subscription price of $7.33 per share is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Class A Common Stock to be offered in the rights offering. The Company cannot give any assurance that our Class A Common Stock will trade at or above the subscription price in any given time period.

Method of Transferring and Selling Rights

The rights have been approved for listing on NASDAQ under the symbol “CLWRR”. We expect that rights may be purchased or sold through usual investment channels until the close of business on the last NASDAQ trading day preceding the expiration date. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights” below.

Transfer of Rights

You may transfer rights in whole by endorsing your rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

If you wish to transfer your rights, the signatures on your rights certificate must be guaranteed by an eligible institution. If you are a beneficial owner of shares of our Class A Common Stock or will receive your rights through a broker, custodian bank or other nominee and wish to transfer your rights, see “— Beneficial Owners.”

General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on June 14, 2010, five business days before the expiration date. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay all fees of the subscription agent associated with the exercise of rights. Any amounts you owe the subscription agent will be deducted from your account. If you do not exercise your rights before the expiration date, your rights will expire and will no longer be exercisable.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering with respect to any unexercised rights on or prior to the expiration date for any reason. We may terminate the rights offering with respect to any unexercised rights, in whole or in part, if at any time before completion of the rights offering there is any foreign or domestic, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any governmental authority or any arbitration tribunal applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. Notwithstanding the foregoing, under the terms of the Investment Agreement, we are not permitted to materially amend, or terminate, or waive any material conditions to the closing of, the rights offering without the prior written consent of the Participating Equityholders.

If we terminate the rights offering with respect to any unexercised rights, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent with respect to rights that have not yet been validly exercised will be returned without interest or deduction as soon as practicable. No amounts paid to acquire rights on NASDAQ or otherwise will be returned.

Cancellation Rights

Our board of directors may cancel the rights offering with respect to any unexercised rights in its sole discretion (subject to their receipt of the prior written consent of the Participating Equityholders) at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and any funds you paid to the subscription agent with respect to rights that have not yet been validly exercised will be returned without interest or deduction as soon as practicable.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents, rights certificates, notices of guaranteed delivery and payments other than wire transfers should be mailed or delivered is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
59 Maiden Lane	6201 15th Avenue
New York, New York 10038	Brooklyn, New York 11219

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privileges.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of Class A Common Stock or for additional copies of this prospectus to the information agent, Georgeson, Inc., at (800) 279-6913.

Fees and Expenses

We will pay all fees charged by the subscription agent, other than fees associated with the sale or transfer of rights, and the fees charged by the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent nor the information agent will pay such expenses.

Fractional Shares of Common Stock and Fractional Rights

We will not issue fractional shares of Class A Common Stock. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our Class A Common Stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Class A Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our Class A Common Stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the information agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Class A Common Stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our Class A Common Stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the “Beneficial Owners Election Form” attached to the form entitled “Letter to Clients of Nominee Holders.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Notice of Guaranteed Delivery

The subscription agent will grant you three business days after the expiration date to deliver your rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of Class A Common Stock subscribed for through the exercise of your subscription rights, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of Class A Common Stock subscribed for. If applicable, it must state separately the number of shares of Class A Common Stock subscribed for through the exercise of the subscription rights and an eligible institution must guarantee that the properly completed and executed rights certificate for all shares of Class A Common Stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the privileges and will withhold the certificates for shares of Class A Common Stock until it receives the properly completed and duly executed rights certificate within that time period.

In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by an eligible institution. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “— Subscription Agent.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Georgeson, Inc. at (800) 279-6913 to request additional copies of the form of Notice of Guaranteed Delivery.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privilege, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold all funds it receives with respect to the exercise of rights in a segregated bank account until the exercise of such rights is complete. The subscription agent will hold this money in escrow until such exercise is validly completed or the rights offering expires or is withdrawn and canceled. If the rights offering is canceled for any reason prior to the completion of the valid exercise of rights for which the subscription agent has received payment, we will promptly return this money to subscribers without interest or deduction. If you exercise the subscription privilege and are allocated fewer shares of the Class A Common Stock than you subscribed for, the excess funds you paid will be returned to you without interest as soon as practicable.

Rights of Subscribers

You will have no rights as a stockholder until certificates representing shares of Class A Common Stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. Our foreign stockholders may contact the subscription agent at (877) 248-6417.

No Revocation or Change

Once you submit the form of rights certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our Class A Common Stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state, federal or other regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

United States Federal Income Tax Consequences

We intend to take the position that a holder will not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise or sale of subscription rights and the acquisition, ownership and disposition of our Class A Common Stock. For further information, please see “Certain United States Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making any recommendations to you as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Listing

The rights have been approved for listing on NASDAQ under the symbol “CLWRR.”

Shares of Common Stock Outstanding After the Rights Offering

Based on the 196,766,715 shares of our Class A Common Stock issued and outstanding as of December 14, 2009, assuming the rights offering is fully subscribed (not including the exercise of any rights received by the Participating Equityholders and Google, who, on their own behalf, have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions), 245,973,202 shares of our Class A Common Stock will be issued and outstanding after the rights offering is completed, an increase in the number of outstanding shares of our Class A Common Stock of approximately 25%.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Class A Common Stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. We are not currently aware, however, of any states or jurisdictions that would preclude participation in the rights offering. In addition, we have no intention at this time of making any “blue sky” filings, as we believe them to be inapplicable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of this rights offering to a holder of our Class A Common Stock that is a United States holder (as defined below). This summary is based upon provisions of the Code, applicable United States Treasury regulations, published administrative positions of the United States Internal Revenue Service, which we refer to as the IRS, judicial authorities and other applicable existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, a ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS or a court would agree with the statements and conclusions described below.

This summary is only applicable to United States holders of Class A Common Stock that acquire the subscription rights in this rights offering, and that have held their existing shares of Class A Common Stock, and will hold the subscription rights and any shares of Class A Common Stock acquired upon the exercise of the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders that may be subject to special tax treatment under the Code, including partnerships and other pass-through entities, dealers or traders in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting, persons holding subscription rights or Class A Common Stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or Class A Common Stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the United States dollar, certain former citizens or residents of the United States that are subject to Section 877 of the Code, non-United States taxpayers and holders who acquired our Class A Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not address the treatment of any holder of Class A Common Stock that is a party to the Investment Agreement or any affiliate of such a party. This summary also does not deal with any United States federal non-income, state, local or non-United States tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “United States holder” means a beneficial owner of Class A Common Stock or subscription rights that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) in the case of trust that was treated as a domestic trust under the law in effect before 1997, has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or entity or arrangement treated as a partnership for United States federal income tax purposes) holds subscription rights or Class A Common Stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our Class A Common Stock received on exercise of subscription rights.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Holders of Class A Common Stock should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non United States taxing jurisdiction or under any applicable tax treaty.

Distribution of Subscription Rights.

We intend to treat the distribution of the subscription rights as a non-taxable distribution to United States holders under Section 305(a) of the Code. However, our position is not binding on the IRS or the courts. If the distribution of the subscription rights were determined to be a distribution that, either alone or as part of a series of distributions, including deemed distributions, has the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other stockholders in our assets and earnings and profits, if any, then the distribution would be taxable under Section 305(b) of the Code. If our position regarding the applicability of Section 305(a) is finally determined by the IRS or a court to be incorrect, then the fair market value of the subscription rights would be taxable to holders of our Class A Common Stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated first as a return of the holder’s tax basis in the Class A Common Stock to the extent thereof and then as capital gain.

The remainder of this discussion assumes that the distribution of the subscription rights will be treated as a non-taxable distribution to United States holders under Section 305(a) of the Code.

Tax Basis and Holding Period of the Subscription Rights.

In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15 percent or more of the fair market value on such date of the Class A Common Stock with respect to which they are received; or (ii) you properly elect on your United States federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such Class A Common Stock to the subscription rights, then a percentage of your basis in our Class A Common Stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our Class A Common Stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our Class A Common Stock plus the fair market value of a subscription right, all as determined on the date that the subscription rights are distributed.

Your holding period for the subscription rights that you receive will include your holding period for the Class A Common Stock with respect to which the subscription rights were distributed.

Sale or Other Disposition of the Subscription Rights.

If you sell or otherwise dispose of the subscription rights received in the rights offering prior to their expiration date, you will recognize capital gain or loss in an amount equal to the difference between (a) the proceeds of sale and (b) your tax basis, if any, in the subscription rights being sold or otherwise disposed of (determined as described above). Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights, determined as described in “— Tax Basis and Holding Period of the Subscription Rights” above, exceeds one year at the time of disposition.

Lapse of the Subscription Rights.

If you allow the subscription rights that you receive to expire unexercised while you continue to hold the shares of our Class A Common Stock with respect to which the subscription rights are received, then you will not recognize any gain or loss on the expiration of the subscription rights, and the tax basis of the Class A Common Stock will equal the tax basis in such Class A Common Stock immediately before the receipt of the subscription rights in this rights offering. If the subscription rights expire without exercise after you have disposed of the shares of our Class A Common Stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your own tax advisor regarding your ability to recognize a loss (if any) on the expiration of the subscription rights.

Exercise of the Subscription Rights; Basis and Holding Period of Class A Common Stock Acquired Upon Exercise.

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of Class A Common Stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price that you pay to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of Class A Common Stock acquired through exercise of the subscription rights will begin on the date that you exercise your subscription rights.

If you exercise the subscription rights received in the offering after disposing of the shares of our Class A Common Stock with respect to which the subscription rights are received, the tax consequences are uncertain and you should consult your own tax advisor regarding the tax basis of the shares acquired on exercise, and regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Distributions on Class A Common Stock Received Upon Exercise of Subscription Rights.

You will recognize dividend income upon the receipt of any distribution on the shares of Class A Common Stock you acquire upon exercise of the subscription rights to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current and accumulated earnings and profits will be qualified dividends and under current law will be taxed at your long-term capital gains tax rate (a maximum rate of 15 percent, increasing to 20 percent for taxable years beginning after December 31, 2010), provided that you meet applicable holding period and other requirements. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of Class A Common Stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of Class A Common Stock.

Sale of Class A Common Stock Acquired Upon Exercise of Subscription Rights.

If you sell or exchange shares of Class A Common Stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction in an amount equal to the difference between the amount realized and your basis in the shares of Class A Common Stock. Such gain or loss will be long-term or short-term capital gain or loss, depending on whether the shares of Class A Common Stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 15 percent, and will be taxed at a maximum rate of 20 percent for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deducibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax.

In general, we and certain brokers and other intermediaries must report certain information to the IRS with respect to dividends on our Class A Common Stock, and payments of the proceeds of the sale or other disposition of our Class A Common Stock or the subscription rights, to certain non corporate United States holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS, AND THE CLASS A COMMON STOCK RECEIVED ON THE EXERCISE THEREOF, APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Our Class A Common Stock is traded on NASDAQ under the symbol “CLWR.” Prior to the closing of the Transactions, we were not publicly listed. The following table sets forth the high and low sales prices of Class A Common Stock as reported on NASDAQ for the trading periods listed, beginning December 1, 2008, following the closing of the Transactions (the date at which we became a publicly listed company):

	High	Low

Fiscal 2008:
Fourth Quarter (from December 1, 2008)	$7.80	$3.24
Fiscal 2009:
First Quarter	$5.38	$2.64
Second Quarter	$6.59	$4.05
Third Quarter	$9.42	$5.01
Fourth Quarter (to December 18, 2009	$8.26	$5.43

On December 18, 2009, the closing sale price reported on NASDAQ for our Class A Common Stock was $6.95 per share.

As of December 18, 2009 there were 157 holders of record of our Class A Common Stock. As many of our shares of Class A Common Stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial holders of Class A Common Stock represented by these record holders.

There is currently no established public trading market for our Class B Common Stock.

Dividend Policy

We have not declared or paid any dividends on our Common Stock since the closing of the Transactions. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indenture governing our senior secured notes and the loan documents governing our senior term loan facility impose significant restrictions on our ability to pay dividends to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to the Clearwire Charter, the Clearwire Bylaws and the provisions of applicable law. The Clearwire Charter and the Clearwire Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Under the Clearwire Charter, Clearwire has the authority to issue 2.5 billion shares of stock, initially consisting of 1.5 billion shares of Class A Common Stock, 1.0 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of December 14, 2009, there were 196,766,715 shares of Class A Common Stock, 734,238,872 shares of Class B Common Stock and no shares of preferred stock outstanding, after giving effect to the shares issued in the Second Investment Closing.

Subject to adjustment and to applicable lockup periods, holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock, together with one Clearwire Communications Class B Common Interest, for one share of Class A Common Stock.

Clearwire Common Stock

Clearwire Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued are duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Clearwire preferred stock which Clearwire may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. Holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A Common Stock and Class B Common Stock, as the case may be, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Clearwire Charter that relates solely to the terms of one or more outstanding classes or series of Common Stock (other than the respective class or classes held by such holder) or preferred stock if the holders of the class or series affected by such amendment are entitled to vote on such terms, either separately or together with the holders of one or more other classes or series.

The Clearwire Bylaws provide that unless provided otherwise in the Clearwire Bylaws, the Clearwire Charter, the Equityholders’ Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by a majority of the votes cast by the stockholders entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The Clearwire Bylaws provide that our stockholders may only adopt, amend, alter or repeal the Clearwire Bylaws by an affirmative vote of not less than 50% of the voting power of all outstanding shares of Clearwire stock entitled to vote generally at an election of directors, voting together as a single class. Further, the Clearwire Bylaws also provide that, subject to the Clearwire Charter and agreements entered into by our stockholders (including the Equityholders’ Agreement), the board of directors may adopt, amend, alter or repeal the Clearwire Bylaws.

The Clearwire Charter may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of capital stock of Clearwire entitled to vote. However, the Clearwire Charter provides that, in order to amend or repeal certain sections of the Clearwire Charter, including the sections covering supermajority approval of certain transactions constituting a change of control of Clearwire or Clearwire Communications and corporate opportunities and certain stockholder transactions, the approval of the holders of at least 75% of all of the then- outstanding shares of capital stock of Clearwire entitled to vote in the election of directors will be required. In addition, to amend the provision of the Clearwire Charter covering the exchange of Class B Common Stock and Clearwire Communications Class B Common Interests for Class A Common Stock, the approval of the holders of at least 75% in voting power of Class B Common Stock are required.

Further, the Equityholders’ Agreement provides that any amendment to the Clearwire Charter or the Clearwire Bylaws requires the approval of Sprint, Intel and the Strategic Investors as a group and in certain circumstances also requires the approval of Eagle River.

Dividend Rights

Only the holders of Class A Common Stock are entitled to receive dividends, if any, payable in cash or property, as may be declared by the Company’s board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Clearwire preferred stock and the restrictions set forth in the Delaware General Corporation Law, which we refer to as the DGCL.

Liquidation Rights

On the consolidation, merger, recapitalization, reorganization or similar event or liquidation, dissolution or winding up of Clearwire, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Clearwire available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Clearwire preferred stock up to their per share par value amounts and subject to the structurally prior rights of equityholders of Clearwire Communications as set forth in the Operating Agreement. After all Class A Common Stock and Class B Common Stock holders have received their per share par value amounts, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining net assets ratably in proportion to each holder’s respective number of shares of Class A Common Stock.

Preemptive Rights

Under the Clearwire Charter, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights except as set forth in the Equityholders’ Agreement. The Equityholders’ Agreement provides that if Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Exchange Rights

Under the Clearwire Charter and subject to restrictions imposed in the Operating Agreement, the holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock and one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

Use of Certain Proceeds

Pursuant to the Clearwire Charter, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds from the issuance of equity securities in accordance with the Equityholders’ Agreement, the net proceeds from any issuance of Clearwire equity securities will be contributed to Clearwire Communications. In addition, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds of any indebtedness issued or incurred by Clearwire, Clearwire, to the extent permitted by law and subject to restrictions imposed under the Operating Agreement, is required to lend the net proceeds to Clearwire Communications on substantially the same terms and conditions as the indebtedness issued or incurred by Clearwire.

Change in Control Provisions

Under the Clearwire Charter, approval of the holders of at least 75% of all of the outstanding shares of capital stock of Clearwire entitled to vote in the election of directors, voting together as a single class, is required to approve: (1) any merger, consolidation, share exchange or similar transaction involving Clearwire or Clearwire Communications, that upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively, (2) the issuance of capital stock of Clearwire or of Clearwire Communications that, upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively and (3) any sale or other disposition of all or substantially all of the assets of Clearwire or Clearwire Communications.

In addition, the Equityholders’ Agreement provides that the approval of Sprint, Intel and the Strategic Investors as a group (for so long as each maintains certain minimum ownership interests in Clearwire) is required for any restructuring or reorganization of Clearwire (excluding certain financings in the ordinary course of business), any bankruptcy of Clearwire or its subsidiaries, or any liquidation, dissolution or winding up of Clearwire or Clearwire Communications. In addition, the approval of at least ten directors (or, if there are fewer than ten directors, then all of the directors) on our board of directors will be required before any change of control transaction.

Transfer Restrictions

Under the Clearwire Charter, one share of Class B Common Stock may only be transferred in exchange for one share of Class A Common Stock when exchanged in combination with one Clearwire Communications Class B Common Interest. Following the exchange, the shares of Class B Common Stock surrendered in the exchange will be retired, will cease to be outstanding, and may not be reissued. Under the Equityholders’ Agreement, if any shares of Class B Common Stock or Clearwire Communications Class B Common Interests are transferred without also transferring to the same transferee an identical number of Clearwire Communications Class B Common Interests or shares of Class B Common Stock, respectively, then the transferred shares of Class B Common Stock or the shares of Class B Common Stock corresponding to those transferred Clearwire Communications Class B Common Interests, as applicable, will be redeemed by Clearwire for par value.

Further, under the Clearwire Charter, if a holder of Common Stock acquires additional shares, or is otherwise attributed with ownership of such shares, that would cause Clearwire to violate any requirement of the federal communications laws regarding foreign ownership, then we may, at the option of its board of directors, redeem from the holder a sufficient number of shares to eliminate the violation, at a market price determined in accordance with the Clearwire Charter.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Clearwire Charter, we have elected to opt out of Section 203 of the DGCL, and are therefore not subject to Section 203.

Preferred Stock

Preferred Stock Outstanding

No shares of Clearwire preferred stock are issued and outstanding.

Blank Check Preferred Stock

Under the Clearwire Charter, our board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our stockholders.

Corporate Opportunities and Transactions with Founding Stockholders

In recognition that directors, officers, stockholders, members, managers or employees of any Founding Stockholder (as such term is defined in the Clearwire Charter) may engage in similar activities or lines of business to those of Clearwire, the Clearwire Charter provides for the allocation of certain corporate opportunities between Clearwire and the Founding Stockholders. Specifically, none of the Founding Stockholders have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business to those of Clearwire, competing against Clearwire, doing business with any competitor, customer or supplier of Clearwire or employing any officer or employee of Clearwire. In the event that a Founding Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for it and Clearwire, Clearwire will not have any expectancy in such corporate opportunity, and such Founding Stockholder will not have any duty to communicate or offer such corporate opportunity to Clearwire and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if any director, officer, member, manager or employee of any Founding Stockholder acquires knowledge, in his capacity as a director, board observer or officer of Clearwire, of a potential transaction or matter which may be a corporate opportunity for Clearwire and a Founding Stockholder, Clearwire will not have any expectancy in such corporate opportunity as long as the Founding Stockholder also learns of or develops such opportunity independently.

The Clearwire Charter provides that any of our directors or officers who also serves as a director, officer or employee of a Founding Stockholder and who acquires knowledge of a potential transaction that may be a corporate opportunity of Clearwire and the Founding Stockholder (1) will have fully satisfied and fulfilled his or her fiduciary duty to Clearwire and its stockholders with respect to such transaction; (2) will not be obligated to communicate information regarding the corporate opportunity to Clearwire or the Founding Stockholder; (3) will be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of Clearwire; and (4) will not be deemed to have breached any duty of loyalty to Clearwire or its stockholders and not to have derived improper benefit therefrom, if the corporate opportunity is offered or disclosed in accordance with the policy set forth in the Clearwire Charter. Such policy states, in general, that unless a director is an employee of Clearwire, such person will not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of the Clearwire Charter. Any amendment to the foregoing provisions of the Clearwire Charter requires the affirmative vote of at least 75% of the voting power of all of the then-outstanding shares of Clearwire capital stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CLWR.”

PLAN OF DISTRIBUTION

On or about December 21, 2009, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of Class A Common Stock on December 17, 2009. If you wish to exercise your rights and purchase shares of Class A Common Stock, you should complete your rights certificate and return it with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
59 Maiden Lane	6201 15th Avenue
New York, New York 10038	Brooklyn, New York 11219

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact the information agent, Georgeson, Inc., at (800) 279-6913.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying Class A Common Stock.

EXPERTS

The consolidated financial statements of (1) Clearwire Corporation as of December 31, 2008, and for the year then ended and (2) Old Clearwire as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing and included in the (1) Current Report on Form 8-K filed on May 18, 2009 and (2) Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2008 (which reports express unqualified opinions on the financial statements and include explanatory paragraphs regarding the (1) business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation in 2008 and the retrospective adjustments related to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and (2) Old Clearwire’s 2007 change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the WiMAX Operations of Sprint Nextel Corporation as of and for the year ended December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Class A Common Stock offered in connection with this offering will be passed on for us by Kirkland & Ellis LLP, New York, New York.

Benjamin G. Wolff, our Co-Chairman, was a lawyer at Davis Wright Tremaine LLP from August 1994 until April 2004. Mr. Wolff’s spouse is a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine LLP has rendered substantial legal services to Old Clearwire and us. Davis Wright Tremaine LLP continues to provide legal services to us, including services in connection with the Transactions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the rights and our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, the rights and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K).

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed on April 3, 2009, April 6, 2009, May 13, 2009, May 19, 2009, September 3, 2009, September 11, 2009, November 10, 2009, November 16, 2009, November 19, 2009, November 25, 2009, December 1, 2009, December 9, 2009 and December 15, 2009; and

•	Our Definitive Information Statement on Schedule 14C filed on November 30, 2009.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein)after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Definitive Information Statement on Schedule 14C and amendments to those reports, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Investor Relations
Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CLEARWIRE HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT

THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF THE RIGHTS OR OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO SPRINT AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SPRINT. ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO ANY INVESTOR AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SUCH INVESTOR. CLEARWIRE DOES NOT WARRANT THE ACCURACY OF THE INFORMATION PROVIDED BY SPRINT OR ANY INVESTOR.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$49,076.59
Subscription agent fees and expenses	30,000.00
Information agent fees and expenses	10,000.00
Legal fees and expenses	300,000.00
Accounting fees and expenses	15,000.00
Printing fees and expenses	100,000.00
Miscellaneous expenses	10,000.00

Total	$514,076.59

Item 15.	Indemnification of Directors and Officers

We have agreed to indemnify our officers and directors pursuant to the terms of the Clearwire Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us. The Clearwire Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of directors of Clearwire for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Clearwire Charter states that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or reasonably incurred by such person (or their heirs, executors or administrators), in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the DGCL. We, however, shall not be required to indemnify, nor pay expenses incurred to, any such person, in connection with any proceeding initiated by such person, unless the commencement of the proceeding by such person was authorized by our board of directors. If a claim for indemnification or advancement of expenses is not paid in full by us within thirty (30) calendar days after a written claim by any such person has been received by us, such person may bring suit against us to recover the unpaid amount of the claims, and, if successful in whole or in part, the expenses of prosecuting the claim.

Any person serving as a director, officer, employee or agent of Clearwire Communications or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by Clearwire will be conclusively presumed to be serving in such capacity at the request of Clearwire.

We have and intend to maintain director and officer liability insurance, if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are organized under the laws of the State of Delaware. Section 145 of the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

In addition, on December 4, 2008, we entered into an indemnification agreement with each of our directors and executive officers then in office, which we refer to as the Indemnification Agreement. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Clearwire Charter, the Clearwire Bylaws and applicable law. Among other things, the Indemnification Agreement indemnifies each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreement, we are not obligated to indemnify the director or executive officer: (i) for claims initiated by the director or executive officer, (ii) for claims relating to payment of profits in violation of Section 16(b) of the Exchange Act, (iii) if a final court decision determines that such indemnification is not lawful, and (iv) if the director or executive officer did not act in good faith or the best interest of Clearwire, engaged in unlawful conduct, or is adjudged to be liable to Clearwire.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, state of Washington, on December 21, 2009.

CLEARWIRE CORPORATION

/s/  Erik E. Prusch
Erik E. Prusch
Chief Financial Officer

POWER OF ATTORNEY

Except for Dennis S. Hersch, Frank Ianna and Theodore H. Schell, each person whose signature appears below constitutes and appoints William T. Morrow, Erik E. Prusch and Broady R. Hodder, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William T. Morrow William T. Morrow	Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2009

/s/ Erik E. Prusch Erik E. Prusch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2009

/s/ Craig O. McCaw Craig O. McCaw	Director	December 21, 2009

/s/ Daniel R. Hesse Daniel R. Hesse	Director	December 21, 2009

/s/ Keith O. Cowan Keith O. Cowan	Director	December 21, 2009

/s/ John W. Stanton John W. Stanton	Director	December 21, 2009

S-1

Signature	Title	Date

/s/ Dennis S. Hersch Dennis S. Hersch	Director	December 21, 2009

/s/ Peter L.S. Currie Peter L.S. Currie	Director	December 21, 2009

/s/ Jose A. Collazo Jose A. Collazo	Director	December 21, 2009

/s/ Frank Ianna Frank Ianna	Director	December 21, 2009

/s/ Sean Maloney Sean Maloney	Director	December 21, 2009

/s/ Steve Elfman Steve Elfman	Director	December 21, 2009

/s/ Theodore H. Schell Theodore H. Schell	Director	December 21, 2009

/s/ Brian P. McAndrews Brian P. McAndrews	Director	December 21, 2009

S-2

EXHIBIT INDEX

2.1		Transaction Agreement and Plan of Merger dated May 7, 2008, among Clearwire Corporation, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Registration Statement on Form S-4 originally filed August 22, 2008).
2.2		Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated November 21, 2008, as amended, among Clearwire Corporation, Sprint Nextel Corporation, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.1		Equityholders’ Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC (Incorporated herein by reference to Exhibit 4.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4	.2†	Form of Subscription Rights Certificate.
4.3		Stock certificate for Clearwire Corporation Class A Common Stock (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Annual Report on Form 10-K filed March 26, 2009).
4	.4†	Subscription Agent Agreement, dated December 16, 2009, between Clearwire Corporation and American Stock Transfer & Trust Company, LLC.
5	.1†	Legal Opinion of Kirkland & Ellis LLP.
23	.1†	Consent of Deloitte & Touche LLP.
23	.2†	Consent of KPMG LLP.
23	.3†	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24	.1†	Power of Attorney of certain executive officers and directors (included on the signature page).
24	.2†	Power of Attorney of Dennis S. Hersch.
24	.3†	Power of Attorney of Frank Ianna.
24	.4†	Power of Attorney of Theodore H. Schell.
99.1		2007 Clearwire Corporation financial statements and footnotes (Incorporated herein by reference to Exhibit 99.1 to Clearwire Corporation’s Annual Report on Form 10-K filed March 26, 2009).
99	.2†	Form of Instructions as to Use of Clearwire Corporation Subscription Rights Certificates.
99	.3†	Form of Letter to Stockholders who are Record Holders.
99	.4†	Form of Letter to Nominee Holders whose Clients are Beneficial Holders.
99	.5†	Form of Letter to Clients of Nominee Holders.
99	.6†	Form of Nominee Holder Certification.
99	.7†	Form of Notice of Guaranteed Delivery.

†	Filed herewith.